                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /
      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                            THE BOYDS COLLECTION, LTD.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

              350 South Street, McSherrystown, Pennsylvania 17344

                            ------------------------

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000

                            ------------------------

To the Stockholders of
    THE BOYDS COLLECTION, LTD.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Boyds Collection, Ltd. ("Boyds") will be held at 248 Hunterstown Road, Gettysburg, Pennsylvania on Wednesday, May 17, 2000 at 10:00 a.m. Eastern Daylight Time, to consider the following matters:

    1.  the election of eight Directors;

    2. the ratification of the appointment of Deloitte & Touche LLP as independent certified public accountants for the current fiscal year; and

    3. the transaction of such other business as may properly be brought before the meeting.

    Details concerning those matters to come before the meeting are set forth in the accompanying proxy statement for your inspection.

    The Annual Report to Stockholders of Boyds for the fiscal year ended December 31, 1999 is enclosed. We hope you will find it informative.

    Pursuant to the Amended and Restated By-laws of Boyds, the Board of Directors has fixed the close of business on March 10, 2000, as the time for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. Each share of Boyds common stock, $0.0001 per value, will entitle the holder thereof to one vote on all matters which may properly come before the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ PETER H. FROST

                                          PETER H. FROST

                                          VICE PRESIDENT--FINANCE

Dated: April 20, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Meetings and Committees of the Board of Directors...........      1
Security Ownership of Certain Beneficial Owners and
  Management................................................      2
Compliance with Section 16(a) of the Securities Exchange
  Act.......................................................      3
Directors' Compensation.....................................      3
Executive Compensation......................................      3
  Compensation Committee Report.............................      3
  Compensation Committee Interlocks and Insider
    Participation...........................................      4
  Executive Officers........................................      5
  Summary Compensation Table................................      6
  Stock Option Plans........................................      7
  Aggregated Option Exercises and Option Values.............      7
  Profit Sharing and 401(k) Retirement Plan.................      7
  Employment Contracts with Executive Officers..............      7
Certain Relationships and Related Transactions..............      8
Performance Graph...........................................      9
Proposal One: Election of Directors.........................     10
  Information Concerning Directors and Nominees.............     10
Proposal Two: Selection of Auditors.........................     11
Stockholders List...........................................     12
Stockholder Proposals.......................................     12
Other Matters...............................................     12

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    This Proxy Statement has been prepared on behalf of the Board of Directors of The Boyds Collection, Ltd. ("Boyds" or the "Company") in connection with the solicitation of proxies (each, a "Proxy") to be used at the Annual Meeting of Stockholders of Boyds to be held on May 17, 2000, and any adjournments or postponements thereof. The Proxy may be revoked at any time prior to being voted by written notice to the Secretary of the Company, by submission of a Proxy bearing a later date or by voting in person at the meeting. Each valid and timely Proxy not revoked will be voted at the meeting in accordance with instructions thereon or if no instructions are specified thereon, then the Proxy will be voted as recommended by the Board of Directors. The affirmative vote of a majority of the votes cast is required for the ratification of the selection of independent accountants and the affirmative vote of a plurality of all votes cast at a meeting at which a quorum is present is required to elect a director. The deadline for receipt by the Secretary of Boyds of stockholder proposals for presentation at the Annual Meeting was April 12, 2000, and no proposals were received. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote.

    Only holders of record at the close of business on March 10, 2000, of Boyds common stock, par value $0.0001 per share (the "Common Stock"), will be entitled to vote at the Annual Meeting. On that date, there were outstanding 59,172,040 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Shares representing a majority of the votes entitled to be cast by the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present.

    As of March 10, 2000, KKR 1996 Fund L.P. and KKR Partners II, L.P. (the "Common Stock Partnerships") owned approximately 58.8% of the Common Stock. The Common Stock Partnerships have advised Boyds that they intend to vote all of their shares of Common Stock in favor of the election of the eight nominated directors and the ratification of the selection of Deloitte & Touche LLP as independent accountants. Such action by the Common Stock Partnerships is sufficient to elect such directors and approve such matters without any action on the part of any other holder of Common Stock. Certain of the nominees for Director of Boyds are affiliated with the general partner of each of the Common Stock Partnerships. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation", herein.

    The Annual Report to Stockholders of Boyds for the fiscal year ended December 31, 1999 is enclosed, but does not constitute a part hereof.

    The complete mailing address of the principal executive office of the Company is 350 South Street, McSherrystown, Pennsylvania 17344. The approximate date on which this Proxy Statement is first being sent to Stockholders is April 20, 2000.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the 1999 fiscal year, the Board of Directors met on four occasions. No incumbent Director, other than Henry R. Kravis and George R. Roberts, attended fewer than 75% of the aggregate number of Board meetings and committee meetings on which such Board member served. The Company's Executive Committee, consisting of Henry R. Kravis, Scott M. Stuart, Marc S. Lipschultz and Gary M. Lowenthal, met on four occasions during the 1999 fiscal year. The Company's Audit Committee, consisting of Timothy Brady, met once during the year.
Mr. Brady is an independent director. The Company's Compensation Committee, consisting of Scott M. Stuart and Marc S. Lipschultz, met on three occasions during the year. The Company does not have a Nominating Committee.

    The functions of the Audit Committee include reviewing with the independent accountants the plans and results of the annual audit, approving the audit and non-audit services by such independent accountants, reviewing the scope and results of the Company's internal auditing procedures, reviewing the adequacy of the Company's system of internal accounting controls and reviewing the annual financial statements prepared for release to stockholders and the public. The functions of the Compensation Committee include reviewing the salaries and bonuses of senior management and the review and approval of participation in, and administration of, the 1998 Employee Stock Option Plan for Key Employees of The Boyds Collection, Ltd (the "1998 Plan"). The Executive Committee has authority to act for the Board of Directors on most matters during intervals between Board meetings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of February 25, 2000 by (i) each director,
(ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company during the 1999 fiscal year,
(iii) all executive officers and directors as a group and (iv) the Company's principal stockholders. Other than as set forth in the table below, there are no persons known to the Company to beneficially own more than 5% of the Common Stock.

NAME AND ADDRESS                                                  AMOUNT & NATURE       PERCENTAGE OF
OF BENEFICIAL OWNER                                           OF BENEFICIAL OWNERSHIP   COMMON STOCK
-------------------                                           -----------------------   -------------
COMMON STOCK
KKR 1996 GP L.L.C...........................................         32,987,654(1)      55.7    %
  c/o Kohlberg Kravis Roberts & Co. L.P.
  9 West 57th Street
  New York, NY 10019
Strata LLC..................................................          1,804,853(2)      3.1     %
  c/o Kohlberg Kravis Roberts & Co. L.P.
  9 West 57th Street
  New York, NY 10019
The GJL L.L.C...............................................          4,492,066(3)      7.6     %
Gary M. Lowenthal...........................................          5,682,463         9.6     %
Robert T. Coccoluto.........................................            112,302         *
Henry R. Kravis.............................................             67,381         *
George R. Roberts...........................................             67,381         *
Scott M. Stuart.............................................             67,381         *
Marc S. Lipschultz..........................................             67,381(4)      *
Timothy Brady...............................................                 --         *
Christine L. Bell...........................................            212,250         *
Peter H. Frost..............................................                 --         *
Elizabeth E. Smith..........................................            121,286         *
Jean-Andre Rougeot..........................................            100,000         *
David Miller................................................                 --         *
Diane Combes................................................                 --         *
All executive officers and directors as a group (13
  persons)..................................................          6,497,825         11.0    %

--------------------------

*   Owns less than 1% of the total outstanding Common Stock.

(1) KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996, L.P., which is the sole general partner of KKR 1996 Fund L.P. KKR 1996 GP L.L.C. beneficially owns 55.7% of the common stock. KKR 1996 GP L.L.C. is a limited liability company, the members of which are Messrs. Henry R. Kravis, George
    R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Robert I. MacDonnell. Messrs. Kravis, Roberts and Stuart are directors of Boyds. Each of the individuals who is a member of KKR 1996 GP L.L.C. may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares.

(2) Strata LLC is the sole general partner of KKR Associates (Strata) L.P., which is a general partner of KKR Partners II, L.P. Strata LLC is a limited liability company, the member of which are Messrs. Henry R. Kravis, George
    R. Roberts, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Robert I. MacDonnell. Messrs. Kravis, Roberts and Stuart are directors of Boyds. Each of the individuals who is a member of Strata LLC may be deemed to share beneficial ownership of any shares beneficially owned by Strata LLC. Each of such individuals disclaims beneficial ownership of such shares.

(3) Gary Lowenthal is the sole managing member of The GJL L.L.C., the other member of which is Justina Lowenthal.

(4) Mr. Marc S. Lipschultz is a director of Boyds and is also an executive of KKR and a limited partner of KKR Associates (Strata) L.P. Mr. Lipschultz disclaims beneficial ownership of any shares beneficially owned by KKR Associates (Strata) L.P.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC"). These Reporting Persons are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file with the SEC.

    During the 1999 fiscal year and through the record date, Initial Statements of Beneficial Ownership (Forms 3) were not timely filed for the following Reporting Persons of the Company: Peter Frost, David Miller, Diane Combes and Jean-Andre Rougeot. Based solely on the Company's review of the copies of forms it has recieved and written representations from certain Reporting Persons, the Company believes that all of its other Reporting Persons complied with all the filing requirements applicable to them with respect to transactions during the 1999 fiscal year.

                            DIRECTORS' COMPENSATION

    Directors of the Company who are not officers or employees of Boyds receive no remuneration for serving as directors. All directors are reimbursed for reasonable expenses incurred to attend director and committee meetings.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Company consists of Marc S. Lipschultz and Scott M. Stuart, both of whom are non-employee Directors. The Compensation Committee reviews and approves all compensation arrangements for executive officers and, in that regard, has developed compensation policies for the executives which seek to enhance the profitability of the Company with an appropriate balance between long-term and short-term profitability goals and to assure the ability of the Company to attract and retain executive employees with competitive compensation. Actions by the Committee are reported to the Board and, in appropriate cases, ratified by the Board prior to implementation.

    The compensation program of the Company seeks specifically to motivate the executives of the Company to achieve objectives which benefit the Company within their respective areas of responsibility, with particular emphasis on continued growth in revenues, expense control, operating efficiency, and the ultimate realization of profits for the Company, approximately equal weight being given to each of these criteria in evaluating performance.

    Base salary levels for the Company's executive officers, including the Chief Executive Officer, are set so that the overall cash compensation package for executive officers, including bonus opportunity, compares favorably to companies with which the Company competes for executive talent. In determining salaries, the Compensation Committee also takes into account a number of factors, which primarily include individual experience and performance, the officer's level of responsibility, the cost of living and historical salary levels. The measures of individual performance considered include, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance, the individual's achievement of particular nonfinancial goals within his or her responsibility, and other contributions made by the officer to the Company's success. The Compensation Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining base salary levels, since the specific factors used may vary among officers. As is typical for most companies, payment of base salary amounts generally is not conditioned upon the achievement of any specific, pre-determined performance targets.

    In addition to base salary, each executive, including the Chief Executive Officer, may earn an incentive of a specific, individualized percentage of such executive's base pay. The compensation policies of the Company are general and subjective both as to salary and as to the other components of the compensation program.

    The Company's compensation program also includes benefits typically offered to executives of similar businesses to promote management stability, consisting of a 401(K) retirement plan and severance agreements.

    In addition, the Company periodically grants stock options to executive officers pursuant to the 1998 Plan. The Compensation Committee believes that granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the long term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary to ensure the Company's continued success.

    Legislation enacted in 1993 imposes certain limits on the tax deductibility of executive compensation. The Committee's policy is to maximize the tax deductibility of executive compensation to the extent consistent with its responsibility to effectively compensate executives based on performance.

Respectfully submitted,

COMPENSATION COMMITTEE
Marc S. Lipschultz
Scott M. Stuart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Kohlberg Kravis Roberts & Co. L.P. ("KKR"), which is an affiliate of the Common Stock Partnerships, may receive investment banking fees for services rendered to the Company in connection with certain transactions. KKR renders ongoing management, consulting and financial services to the Company for an annual fee of $375,000 plus expenses. During the 1999 fiscal year, $521, 000, including expenses, was paid to KKR. Mr. Stuart is a member of the general partner of KKR and Mr. Lipschultz is an executive of KKR.

    The Common Stock Partnerships hold an aggregate of 34,792,507 shares of Common Stock. The general partners of the Common Stock Partnerships are KKR 1996 GP L.L.C. and Strata LLC both Delaware limited liability companies (each a "General Partner"), of which Mr. Stuart is one of the members. Mr. Lipschultz is an executive of KKR. Each General Partner has sole voting and investment power with respect to the applicable shares.

    The Common Stock Partnerships have the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act of 1933, as amended, shares of Common Stock held by them. The Common Stock Partnerships have both demand and "piggyback" registration rights. Under the agreements providing for registration rights, the Company will pay all expenses in connection with any such registration.

EXECUTIVE OFFICERS

    Set forth below is certain information concerning each current executive officer of Boyds.

NAME                     AGE               POSITIONS HELD DURING PREVIOUS FIVE YEARS
----                   --------   ------------------------------------------------------------
Jean-Andre Rougeot...     41      Chief Executive Officer of the Company since February 2000.
                                  Prior thereto, he was the president and chief executive
                                  officer of the Coty Division of Coty, Inc., from 1993
                                  through December 1999.

Christine L. Bell....     44      Chief Operating Officer and Controller since joining the
                                  Company in 1992. Prior thereto, she spent twelve years at
                                  Delaney Auto Group, most recently as controller.

Elizabeth E. Smith...     54      Vice President--Product Development since 1996. Prior
                                  thereto, she was the manager--import division and
                                  coordinator--product development process from 1990 to 1996.

Peter H. Frost.......     53      Vice President--Finance since April 1999. Prior thereto, he was the corporate controller at Enesco Corporation from 1992 to 1999.

David Miller.........     34      Vice President--Marketing since April 1999. Prior thereto, he was the group publisher of collectibles publications at
                                  PRIMEDIA from January 1996 to 1999.

Diane Combes.........     46      Executive Vice President since August 1999. Prior thereto, she was vice president and general merchandise manager with
                                  The Disney Store, Inc., a division of The Walt Disney
                                  Company, from 1993 to 1999.

SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid to or accrued by the Company during the 1999 fiscal year and for the previous two fiscal years for Gary M. Lowenthal, the former Chief Executive Officer and current Chairman of the Board of Directors, and the other four most highly compensated executive officers of the Company as of the end of the 1999 fiscal year.

                                                                                         LONG-TERM
                                                                                    COMPENSATION AWARDS
                                                                                    -------------------
                                                           ANNUAL COMPENSATION          OPTIONS BY
                                              FISCAL    -------------------------         NUMBER
NAME / POSITION                                YEAR      SALARY          BONUS           OF SHARES
---------------                              --------   --------       ----------   -------------------
Gary M. Lowenthal..........................  1999       $220,800       $      -0-             -0-
  Chairman of the Board and former CEO(1)     1998       220,800              -0-          44,921
                                              1997       220,800              -0-             -0-

Robert T. Coccoluto........................  1999       $450,000       $      -0-             -0-
  President(2)                                1998           -0-              -0-         381,826
                                              1997           -0-              -0-             -0-

Christine L. Bell..........................  1999       $182,600       $   16,000             -0-
  Chief Operating Officer and Controller      1998       122,229        1,815,000             -0-
                                              1997       120,000              -0-             -0-

Elizabeth E. Smith.........................  1999       $146,080       $   15,333             -0-
  Vice President--Product Development         1998        81,486        1,026,000             -0-
                                              1997        80,000              -0-             -0-

Diane Combes...............................  1999       $340,000(3)    $   37,490         200,000
  Executive Vice President

------------------------

(1) Jean-Andre Rougeot became the CEO of Boyds on February 1, 2000.
    Mr. Rougeout will receive an annual base salary of $500,000 and may receive an annual bonus of up to $1.0 million.

(2) Mr. Coccoluto became an employee of Boyds on December 31, 1998 and resigned on February 1, 2000.

(3) Represents the amount of salary paid to Ms. Combes from September 7, 1999, her first date of employment with Boyds.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information regarding the grant of stock options during the 1999 fiscal year to the named executive officers. Other than those executive officers named below no other executive officers received stock options during the 1999 fiscal year.

                                                                                                           POTENTIAL REALIZABLE
                                                                                                                   VALUE
                                                                                                             AT ASSUMED ANNUAL
                                                                                                           RATES OF STOCK PRICE
                                                                                                               APPRECIATION
                                                           INDIVIDUAL GRANTS                                FOR OPTION TERM(3)
                                             ---------------------------------------------                -----------------------
                                               NUMBER OF          % OF TOTAL      EXERCISE
                                             SHARES COVERED     OPTIONS GRANTED    PRICE
                                               BY OPTION         TO EMPLOYEES       ($ /     EXPIRATION
NAME                                            GRANT(1)        IN FISCAL YEAR     SHARE)       DATE          5%          10%
----                                         --------------     ---------------   --------   ----------   ----------   ----------
Diane Combes...............................      200,000(2)           54.3%        $14.00       2009      $1,760,905   $4,462,479
Peter Frost................................       40,000(2)           10.9%        $18.00       2009      $  452,804   $1,147,495
David Miller...............................       25,000(2)            6.8%        $18.00       2009      $  283,003   $  717,184

------------------------------

(1) Options are non-qualified stock options and generally terminate immediately following termination of the executive officer's employment with the Company or the expiration date, whichever occur earlier. The exercise price of each option was determined to be equal to the fair market value per share of the Common Stock on the grant date.

(2) These options become exercisable over a four-year period, 25% on each anniversary of the grant date of the option.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

    No executive officer of the Company exercised options during the 1999 fiscal year.

401(K) RETIREMENT PLAN

    The Company maintains a noncontributory deferred retirement plan pursuant to
Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees who are not eligible to participate in a union-sponsored or co-sponsored qualified retirement plan will participate after one year of service and attainment of age 21.

EMPLOYMENT CONTRACTS WITH EXECUTIVE OFFICERS

    The Company and Mr. Rougeot have entered into an employment agreement pursuant to which Mr. Rougeot, among other things, (i) will receive an annual base salary of $500,000 for three years commencing on February 1, 2000,
(ii) will receive an annual bonus, subject to the attainment of certain performance goals, in an amount not to exceed 200% of his base salary,
(iii) purchased 100,000 shares of Common Stock at $7.00 per share, (iv) will participate in incentive compensation plans of the Company, (v) will receive relocation expenses and (vi) will receive twenty-four month's base salary plus 200% of his target bonus if he terminates his employment for good reason or if the Company terminates his employment without cause.

    The Company also entered into an employment agreement with Ms. Combes pursuant to which Ms. Combes, among other things, (i) will receive an annual base salary of $340,000, (ii) will receive an annual bonus, subject to the attainment of certain performance goals, in amount not to exceed 100% of her base salary, (iii) will participate in incentive compensation plans of the Company, (iv) received relocation expenses and (v) will receive twelve month's base salary if the Company terminates her employment without cause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    KKR, an affiliate of the Common Stock Partnerships, renders ongoing management, consulting and financial services to the Company for an annual fee of $375,000 plus expenses; $521,000, including expenses, was paid to KKR during the 1999 fiscal year. In addition, KKR may in the future receive investment banking fees for services rendered to the Company in connection with certain transactions. KKR received a cash fee in April 1998 of $6.0 million from Boyds for negotiating the recapitalization and arranging the related financing, plus the reimbursement of its associated expenses.

    KKR 1996 Fund GP L.L.C. and Strata L.L.C., at February 25, 2000 beneficially owned in the aggregate approximately 58.8% of Boyds' outstanding shares of Common Stock on a fully diluted basis. Accordingly, affiliates of KKR are able to elect the entire board of directors of Boyds, control the management and policies of Boyds and, in general, determine without the consent of Boyds' other stockholders the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of Boyds' assets. Affiliates of KKR are also able to prevent or cause a change in control of Boyds and to amend Boyds' by-laws at any time. The members of each of KKR 1996 GP L.L.C. and Strata L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Scott M. Stuart and Robert I. MacDonnell. Messrs. Kravis and Roberts comprise the executive committee of each of KKR 1996 Fund GP L.L.C. and Strata L.L.C. and are founding partners of KKR. Mr. Stuart is a member of the general partner of KKR and Mr. Lipschultz is an executive of KKR. Each of Messrs. Kravis, Roberts, Stuart and Lipschultz is a Director of Boyds.

    On March 6, 1998, Boyds entered into a recapitalization and stock purchase agreement with Bear Acquisition, Inc. Bear Acquisition was a subsidiary of KKR 1996 Fund L.P., a limited partnership formed at the direction of KKR. In connection with the recapitalization, Bear Acquisition entered into a registration rights agreement, dated April 21, 1998 with Boyds. Pursuant to such agreement, Bear Acquisition has the right to require Boyds to register under the Securities Act of 1933 shares of Common Stock held by Bear Acquisition and has certain piggyback registration rights. The registration rights agreement provides, among other things, that Boyds will pay all expenses in connection with the first ten demand registrations requested by Bear Acquisition and in connection with any registration in which Bear Acquisition participates through piggyback registration rights granted under such agreement. Upon the liquidation of Bear Acquisition, rights and obligations of Bear Acquisition under the registration rights agreement with respect to demand registrations were transferred to the Common Stock Partnerships and with respect to piggyback registrations were transferred to all the former stockholders of Bear Acquisition, including the Common Stock Partnerships. The Company registered 6,750,000 shares of Common Stock held by the Common Stock Partnerships in connection with its IPO and reimbursed their expenses in connection with such registration.

    Prior to the recapitalization, all shares of Boyds' common stock were beneficially owned by Gary and Justina Lowenthal, a portion of which were redeemed pursuant to the recapitalization. In connection with the recapitalization, Boyds and Mr. Lowenthal entered into a registration rights agreement granting Mr. Lowenthal piggyback registration rights with respect to shares of Common Stock currently owned by him.

    Advanced Design Group LLC has in the past rendered strategic consulting services to Boyds. Robert T. Coccoluto, who is a director of Boyds, is owner and president of Advanced Design Group LLC. In addition, in connection with the recapitalization, Mr. Coccoluto received $1.7 million in payment for advisory services rendered to Boyds. Boyds does not expect that Advanced Design Group LLC will render any future services to Boyds.

    Boyds believes that the material terms of each of the transactions described above are no more favorable than those that would have been agreed to by third parties on an arm's length basis.

                               PERFORMANCE GRAPH

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            THE BOYDS COLLECTION, LTD.  PEER GROUP  S&P MIDCAP 400
05/03/1999                         100         100             100
12/31/1999                       38.54      102.41          125.97

    The above graph compares the cumulative total return on $100 invested on March 5, 1999 in the Common Stock of the Company, and on February 28, 1999 in the Standard & Poor's MidCap 400 Index and the Company's selected peer group index. The issuers currently within the peer group index are Action Performance Companies, Inc., American Greetings Corporation, Blyth Industries, Inc., Department 56, Inc., Enesco Group, Inc., Lenox International Inc., Media Arts Group, Inc., Racing Champions Corporation, Russ Berrie & Company, Vermont Teddy Bear Co., Inc., Waterford Wedgewood plc. and Yankee Candle Company, Inc. Each of the issuers is weighted in the calculation of the index to recognize its stock market capitalization. The returns of the MidCap 400 Index and the peer group index are calculated assuming reinvestment of dividends.

    The graph specifies data for the preceding trading day nearest to the Company's fiscal year-end.

    The stock price performance shown on the graph above is not necessarily indicative of future price performance. Data points above provided by Research Data Group, Inc., a licensee of Standard & Poor's.

                                 PROPOSAL ONE:
                             ELECTION OF DIRECTORS

    One of the purposes of the Annual Meeting is the election of eight directors, constituting the entire Board of Directors of Boyds, to hold office until the next Annual Meeting and until their successors are elected and qualified. Seven of the eight nominees are now members of the Board of Directors of Boyds. The eighth nominee is the newly appointed Chief Executive Officer of Boyds. If, for any reason, any of said nominees becomes unavailable for election, the holders of the Proxies may exercise discretion to vote for substitutes proposed by the Board of Directors. Management has no reason to believe that the persons named will be unable to serve if elected or decline to do so.

    The election of each nominated Director requires a plurality of the votes cast at the Annual Meeting. If a Stockholder wishes to withhold authority to vote for any nominee, such Stockholder can do so by following the directions set forth on the enclosed Proxy or on the ballot to be distributed at the Annual Meeting, if such Stockholder wishes to vote in person.

    THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL EIGHT NOMINATED DIRECTORS SET FORTH BELOW, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

    Set forth below is certain information concerning each nominee for Director of Boyds.

NAME                     AGE               POSITIONS HELD DURING PREVIOUS FIVE YEARS
----                   --------   ------------------------------------------------------------
Gary M. Lowenthal....     51      Chairman of the Board of Directors and Chief Executive
                                  Officer of the Company from its founding in 1979 until
                                  February 2000.

Jean-Andre Rougeot...     41      Chief Executive Officer of the Company since February 2000.
                                  Prior thereto, he was the president and chief executive
                                  officer of the Coty Division of Coty, Inc., from 1993
                                  through December 1999.

Robert T.                 57      Director of the Company since April 1998 and was President
Coccoluto............             from December 1998 to February 2000. Prior thereto, he was an outside strategic advisor to the Company since September
                                  1997. Also, he has been the owner and president of Advanced
                                  Design Group LLC since January 1995. Prior to such time, he was an officer of Department 56, Inc. from December 1989
                                  through December 1994, where he held various positions
                                  including executive vice president, chief financial officer and director.

Henry R. Kravis......     56      Director of the Company since April 1998. Founding Partner,
                                  Kohlberg Kravis Roberts & Co. ("KKR"). Member of the Board
                                  of Directors of Accuride Corporation, Amphenol Corporation,
                                  Borden, Inc., BRW Acquisition, Inc., Evenflo Company, Inc.,
                                  The Gillette Company, IDEX Corporation, KinderCare Learning
                                  Centers, Inc., KSL Recreation Corporation, MedCath
                                  Incorporated, Owens-Illinois, Inc., PRIMEDIA, Inc., Regal
                                  Cinemas, Inc., Safeway Inc., Sotheby's Holdings Inc.,
                                  Spalding Holdings Corporation, Trinity Acquisition plc,
                                  which is the parent company of Willis Corroon Group Limited, and U.S. Natural Resources.

NAME                     AGE               POSITIONS HELD DURING PREVIOUS FIVE YEARS
----                   --------   ------------------------------------------------------------
George R. Roberts....     56      Director of the Company since April 1998. Founding Partner,
                                  KKR. Member of the Board of Directors of Accuride
                                  Corporation, Amphenol Corporation, Borden, Inc., BRW
                                  Acquisition, Inc., Evenflo Company, Inc., IDEX Corporation,
                                  KinderCare Learning Centers, Inc., KSL Recreation
                                  Corporation, Owens-Illinois, Inc., PRIMEDIA, Inc., Safeway
                                  Inc., Spalding Holdings Corporation, Trinity Acquisition
                                  plc, which is the parent company of Willis Corroon Group
                                  Limited, and U.S. Natural Resources, Inc.

Scott M. Stuart......     40      Director of the Company since April 1998. General Partner,
                                  KKR. Member of the Board of Directors of Borden, Inc., KSL
                                  Recreation Corporation, and AEP Industries Inc.

Marc S. Lipschultz...     31      Director of the Company since April 1998. Executive of KKR since 1995. Prior thereto, he was an investment banker at
                                  Goldman, Sachs & Co. Member of the Board of Directors of
                                  Amphenol Corporation.

Timothy Brady........     31      Director of the Company since January 1999. Executive
                                  producer and senior vice president of network services at
                                  Yahoo! since April 1995. Prior thereto, he was a product
                                  marketing manager at Motorola, Inc., Tokyo.

    Messrs. Kravis and Roberts are first cousins.

                                 PROPOSAL TWO:
                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    At the Annual Meeting, Stockholders will be asked to ratify the selection of Deloitte & Touche LLP as independent certified public accountants and tax advisors of the Company for the current fiscal year. The ratification of Deloitte & Touche LLP requires the approval of the majority of votes cast at the Annual Meeting.

    Deloitte & Touche LLP, independent certified public accountants, have audited the financial statements of the Company for the period ended
December 31, 1999. Services provided by Deloitte & Touche LLP included work related to the audit of the financial statements, reviews of unaudited quarterly financial information and preparation of state and federal income tax returns.

    A representative of Deloitte & Touche LLP is expected to attend this meeting. He will be afforded the opportunity to make a statement, if he desires, and will be available to respond to appropriate questions.

    On April 21, 1998, the Company dismissed Stambaugh Ness, P.C. as its independent accountants. The Company's Audit Committee participated in and approved the decision to change independent accountants.

    The Company engaged Deloitte & Touche LLP as its new independent accountants and tax advisors as of July 6, 1998. During the period July 6, 1998 through December 31, 1998 and January 1, 1999 through December 31, 1999, the Company has not consulted with Deloitte & Touche LLP on items which (1) were or should have been subject to SAS 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation SK Item 304(a)(2)).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                               STOCKHOLDERS LIST

    A complete list of the Stockholders entitled to vote at the annual meeting of Stockholders to be held May 17, 2000, will be available for inspection during normal business hours at the principal office of the Company for a period of at least 10 days prior to the meeting, upon written request to the Company by a Stockholder, and at all times during the annual meeting at the place of the meeting.

                             STOCKHOLDER PROPOSALS

    In order for proposals by Stockholders to be considered for inclusion in the Proxy and Proxy Statement relating to the 2001 Annual Meeting of Stockholders, such proposals must be received by the Secretary of Boyds at the principal executive offices of Boyds on or before February 15, 2001.

                                 OTHER MATTERS

    Management of Boyds does not know of any other matters to be brought before the meeting. If any other matter properly comes before the Annual Meeting, it is intended that the holders of Proxies will act in respect thereof in accordance with their best judgement.

    Proxies may be solicited by personal interview, telephone or mail. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of Proxies, and, upon request, will be reimbursed for their reasonable out-of-pocket expenses incurred in that process. The Company will bear the cost of the solicitation of proxies which is expected to be nominal.

    WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR
EARLIEST CONVENIENCE.

                                          By Order of the Board of Directors,
                                          /s/ PETER H. FROST

                                          PETER H. FROST

                                          VICE PRESIDENT-FINANCE

                           THE BOYDS COLLECTION, LTD.
                          MCSHERRYSTOWN, PENNSYLVANIA

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                   BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                 OF STOCKHOLDERS ON THE 17TH DAY OF MAY, 2000.

    The undersigned hereby appoints Christine L. Bell and Peter H. Frost, and each of them, with the power to appoint his or her substitute, attorneys with the powers the undersigned would possess if personally present to vote all of the Common Stock of The Boyds Collection, Ltd. held of record by the undersigned on March 10, 2000, at the annual meeting of the Stockholders to be held on the 17th day of May 2000, at 248 Hunterstown Road, Gettysburg, Pennsylvania 17325, at 10:00 o'clock a.m. Eastern Daylight Time, and at any adjournments thereof, upon the matters set forth below and described in the notice and proxy statement for said meeting, copies of which have been received by the undersigned; and, in their discretion, upon all other matters which may come before the meeting. Without otherwise limiting the general authorization hereby given, said attorneys are instructed to vote as follows on the matters set forth below:

(1)  ELECTION OF DIRECTORS  FOR all nominees listed below                       WITHHOLD AUTHORITY
                            (EXCEPT AS MARKED TO THE CONTRARY BELOW) / /        TO VOTE FOR ALL NOMINEES LISTED BELOW / /

INSTRUCTION--TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
NOMINEE'S NAME IN THE LIST BELOW.

    Gary M. Lowenthal, Jean-Andre Rougeot, Robert T. Coccoluto, Henry R. Kravis, George R. Roberts, Scott M. Stuart, Marc S. Lipschultz and Timothy Brady.

(2) Proposal to ratify the engagement of the accounting firm of Deloitte & Touche LLP as independent public accountants and tax advisors for the current fiscal year.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(3) In their discretion, upon such other matters as may properly come before the meeting.

                / /  AUTHORIZED               / /  NOT AUTHORIZED

    The shares represented by this proxy will be voted in accordance with the specifications made by the undersigned herein. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    Please mark, sign, date and return this proxy in the enclosed envelope as soon as possible, even though you plan to attend this meeting.

    To help our preparations for the meeting, please check here if you plan to attend. / /

                                              SIGN HERE EXACTLY AS NAME(S)
                                              APPEAR(S) ABOVE

                                              ___________________Date: _________

                                              ___________________Date: _________

                                                  When shares are held by joint
                                              tenants, both should sign. When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please give full title
                                              as such. If a corporation, please
                                              sign in full corporate name by
                                              president or other authorized
                                              officer. If a partnership, please
                                              sign in partnership name by
                                              authorized person.

                                                  If your address has changed,
                                              please note new address:

                                              Address: _________________________

                                              Zip Code _________________________